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                                                                 Exhibit 8.1


                            HOGAN & HARTSON L.L.P.
                                Columbia Square
                          555 Thirteenth Street, N.W.
                           Washington, DC 20004-1109
                              Tel (202) 637-5600
                              Fax (202) 637-5910


                                 July 15, 1996



Charles E. Smith Residential Realty, Inc.
2345 Crystal Drive
Crystal City
Arlington, VA 22202

Gentlemen:

          We have acted as counsel to Charles E. Smith Residential Realty, Inc. (the "Company") in connection with the registration of Common Stock of the Company described in the "Registration Statement" on Form S-3 to be filed with the Securities and Exchange Commission under the Securities Act of 1933 on or about July 15, 1996, as amended through the date hereof (the "Registration Statement," which includes the "Prospectus" and all filings with the Securities and Exchange Commission incorporated by reference). In connection with the registration of the Securities, we have been asked to provide opinions on certain federal income tax matters. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Registration Statement.

          The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations (including the private letter ruling issued by the Internal Revenue Service on June 8, 1994, as supplemented by the ruling letter dated June 16, 1995), and legislative history as of the date hereof. These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinions.

          In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:
(1) the Registration Statement; (2) the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended, as of January 31,
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Charles E. Smith Residential Realty, Inc.
July 15, 1996
Page 2


1995; (3) the Amended and Restated Articles of Incorporation of the Company dated as of June 27, 1994; (4) the agreements of limited partnership of the partnership subsidiaries of the Operating Partnership; (5) the articles of organization of the Property Service Businesses; (6) the articles of incorporation of the wholly-owned subsidiaries of the Company that serve as the general partners of the various subsidiary financing partnerships (the "REIT Subs"); (7) other necessary documents; and (8) the facts as we have deemed necessary to render the opinions set forth in this letter.

          In our review, we have assumed, with the Company's consent, that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Articles of Incorporation of the Company, have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

          The opinions set forth in this letter also are premised on certain written representations of the Company contained in a letter to us that is dated July 15, 1996 (the "Management Representation Letter").

          For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Registration Statement and the Management Representation Letter. We have consequently relied upon representations in the Management Representation Letter that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions.

          Based upon, and subject to, the assumptions and qualifications set forth herein, we are of the opinion as follows:
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Charles E. Smith Residential Realty, Inc.
July 15, 1996
Page 3


               1. The Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code for its taxable years ending December 31, 1994, and December 31, 1995, and the Company's current organization and method of operation, as of the date hereof, should enable it to continue to meet the requirements for qualification and taxation as a REIT.

               2. The discussions in the Registration Statement under the heading "FEDERAL INCOME TAX CONSIDERATIONS" and "REDEMPTION OF UNITS -- Tax Consequences of Redemption," to the extent that it describes matters of law or legal conclusions, are correct in all material respects.

          We assume no obligation to advise of any changes in our opinion subsequent to the deliveries of this opinion letter. The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Hogan & Hartson L.L.P. has relied upon representations of the Company with respect to these matters and will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

          This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.
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Charles E. Smith Residential Realty, Inc.
July 15, 1996
Page 4


          We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        /s/

                                        Hogan & Hartson L.L.P.